Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA 91101
Tel. (626) 768-6000
Fax (626) 817-8838

NEWS RELEASE

FOR INVESTOR INQUIRIES, CONTACT:		FOR MEDIA INQUIRIES, CONTACT:
Irene Oh	Julianna Balicka	Emily Wang
Chief Financial Officer	Director of Strategy and Corporate Development	Director of Marketing
O: (626) 768-6360	O: (626) 768-6266	O: (626) 768-6266
E: irene.oh@eastwestbank.com	E: julianna.balicka@eastwestbank.com	E: emily.wang@eastwestbank.com

EAST WEST BANCORP, INC. APPOINTS GREGORY L. GUYETT
AS PRESIDENT AND CHIEF OPERATING OFFICER

Pasadena, California – October 5, 2016 — East West Bancorp, Inc. (“East West” or the “Company”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today announced the appointment of Gregory L. Guyett as President and Chief Operating Officer of East West Bancorp and East West Bank. Reporting to Dominic Ng, Chairman and Chief Executive Officer, Mr. Guyett will be responsible for commercial banking business, including lending, deposit, operations and support functions, international banking, treasury management, and information technology.

“As we execute on our U.S. and Greater China strategy, East West will continue to develop innovative banking solutions, and build our infrastructure and expertise in order to provide superior service to our customers,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “Greg is an excellent addition to our leadership team; his international, operational, and risk management experience as well as technical breadth of knowledge will prove to be invaluable for East West. I am confident in Greg’s ability to lead and execute on East West’s strategic priorities and expand our businesses.”

Mr. Guyett most recently was Executive Vice President of Corporate Development at Johnson Controls. Prior to joining Johnson Controls, Mr. Guyett served 30 years at J.P. Morgan, in leadership roles of progressively increasing responsibilities. Based in Hong Kong, Mr. Guyett was Head of Investment Banking, Asia Pacific, responsible for its capital raising, mergers and acquisitions, and lending businesses across a 14-country Asia-Pacific region. Prior to this role, he relocated to Shanghai in 2013 as Chief Executive Officer for Greater China, with responsibility for J.P. Morgan’s businesses in China, Hong Kong and Taiwan. In this role, Mr. Guyett focused on strengthening client relationships in that region for all of J.P. Morgan’s businesses, while overseeing governance and regulatory engagement. Mr. Guyett also served in other international executive leadership roles, including Chief Executive Officer of J.P. Morgan’s Global Corporate Bank, providing comprehensive commercial banking solutions to global companies; and Senior Country Officer for Japan while concurrently serving as President and Chief Executive Officer of J.P. Morgan Securities Japan Co., Ltd.

“I am honored to join East West during this exciting time,” said Mr. Guyett. “The bank has continued to enhance its presence and capabilities in key markets within the U.S. and Greater China. I look forward to working closely with our management team and associates to continue East West’s history of growth and performance, and to create greater value together.”

About East West
East West Bancorp, Inc. is a publicly owned company with total assets of $33.0 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Nevada, New York, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, Taipei, and Xiamen.  For more information on East West, visit the Company’s website at www.eastwestbank.com.

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